Exhibit 99.1

ResCare • 10140 Linn Station Road • Louisville, Kentucky 40223-3813 • Phone: 502.394.2100 • www.rescare.com

Contact:	Ross Davison Treasurer – Investor Relations Officer 502/394-2123
RESCARE ANNOUNCES 2007 EARNINGS GUIDANCE

Confirms Earnings Guidance for 2006
LOUISVILLE, KY (December 19, 2006) — ResCare, Inc. (NASDAQ: RSCR), the nation’s leading provider of residential, training, therapeutic, educational and support services for people with disabilities and special needs, today provided full-year 2007 guidance, including diluted earnings per share in the range of $1.24 to $1.28 and projected revenues of approximately $1.43 billion.
The 2007 guidance includes incremental share-based compensation expense of approximately $0.08 per share. Additionally, the Company will be relocating its corporate headquarters in mid-2007, which is expected to result in expenses of approximately $0.03 per share. Excluding these items, the Company expects diluted earnings per share in the range of $1.35 to $1.39. The 2007 guidance assumes an approximate 1% reimbursement rate increase, acquisition spending and an income tax rate of 36.5%. The Company will discuss its 2007 guidance in more detail on March 2, 2007, when results for the fourth quarter of 2006 are released.
2006 Guidance
The Company also confirmed its 2006 guidance of diluted earnings per common share from continuing operations in the range of $1.24 to $1.26. This guidance includes the benefit of the Work Opportunity Tax Credit that was recently passed. If the President signs the bill before year end, the Company will have effective income tax rates of approximately 35.5% and 27% for the full year 2006 and fourth quarter of 2006, respectively.
ResCare, founded in 1974 and based in Louisville, Kentucky, provides services in 36 states, Washington, D.C., Puerto Rico and Canada. ResCare’s services include residential, therapeutic, job training and educational supports to people with developmental or other disabilities; education and training to young people in the Job Corps program; one-stop employment and training services for people experiencing barriers to employment; and supports to older people in their homes. More information is available at www.rescare.com.
From time to time, ResCare makes forward-looking statements in its public disclosures, including statements relating to expected financial results, revenues that might be expected from new or acquired programs and facilities, its development and acquisition activities, reimbursement under federal and state programs, financing plans, compliance with debt covenants and other risk factors, and various trends favoring downsizing, de-institutionalization and privatization of government programs. In ResCare’s filings under the federal securities laws, including its annual, periodic and current reports, the Company identifies important factors that could cause our actual results to differ materially from those anticipated in forward-looking statements. Please refer to the discussion of those factors in our filed reports. Statements related to expected financial results are as of this date only, and ResCare does not assume any responsibility to update these statements.

-END-